WESTVACO

                           REMINDER


                                  February 1, l995



Dear Fellow Shareholders:

Our February 28, 1995 Annual Meeting of Shareholders is rapidly approaching, and to date we have not received your proxy.

We ask for your support in voting FOR Proposal l, the election of directors, FOR Proposal 2, the appointment of independent accountants, FOR Proposal 3, approval of a 1995 Salaried Employee Stock Incentive Plan, and FOR Proposal 4, approval of a 1995 Non-Employee Director Stock Incentive Plan.

The 1995 Salaried Employee Stock Incentive Plan being proposed would continue the company's present practice, overwhelmingly approved by shareholders, of providing supplemental compensation to a broad range of salaried employees, including officers, in a form which closely aligns their interests with the interests of shareholders. For the first time there is also being proposed a stock incentive plan for directors who are not employees of the company, so that the performance of the company's stock will be a factor in their compensation as well. We believe that both of these plans reflect good compensation practices, found in a great many well-run corporations, and support our goal of creating outstanding long-term shareholder values.

You are once again cordially invited to attend the annual meeting of our company which will be held in the Stuyvesant Room of the Marriott East Side Hotel, Lexington Avenue at 49th Street, New York, New York, at 10:00 a.m. on February 28, 1995. Whether or not you attend, however, please return your proxy at this time. Your interest in your company as demonstrated by the representation of your shares at our annual meeting is a great source of strength for your company.

Sincerely,


/s/David L. Luke, 3rd          /s/John A. Luke, Jr.
   David L. Luke, 3rd             John A. Luke, Jr.
   Chairman of the Board          President and Chief Executive Officer


Westvaco Building
299 Park Avenue
New York, NY  10171
Telephone 212 688 5000